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                                                                    Exhibit 99.3


                        Report of Independent Accountants



Card Acquisition Funding LLC, Transferor, and
Chase Manhattan Bank USA, N.A., Servicer,

We have examined management's assertion, included in the accompanying Management Report on Internal Control over Servicing of Securitized Credit Card Receivables, that Chase Manhattan Bank USA, N.A. (the "Bank"), as servicer of the Chase USA Master Trust (formerly known as Providian Master Trust), maintained effective internal control over servicing of securitized credit card receivables as of December 31, 2003, based upon the criteria for effective internal control established in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Bank's management is responsible for maintaining effective internal control over servicing of securitized credit card receivables. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of internal control over servicing of the securitized credit card receivables, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any internal control, misstatement due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control over servicing of securitized credit card receivables to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assertion that Chase Manhattan Bank USA, N.A., as servicer of the Chase USA Master Trust, maintained effective internal control over servicing of securitized credit card receivables as of December 31, 2003, is fairly stated, in all material respects, based upon the criteria for effective internal control established in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission.




/s/ PricewaterhouseCoopers LLP

March 25, 2004